Exhibit 99.B(p)(3)

Morningstar Family of Registered Investment Advisors

July 2009

CODE OF ETHICS

INTRODUCTION

Ibbotson Associates, Inc., Ibbotson Associates Advisors, LLC, Morningstar Associates, LLC, and Morningstar Investment Services, Inc. (each an “RIA” and collectively “the RIAs”) are all entities within the Morningstar, Inc. family of registered investment advisors.  The RIAs are investment advisors registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (“Advisers Act”).  The following is the current Code of Ethics developed for the RIAs pursuant to Rule 204A-1 of the Advisers Act.

BACKGROUND

Each RIA is dedicated to providing effective and professional investment management services to its clients. The reputation of each RIA is a reflection of the quality of its employees and their dedication in supporting the ethical culture of the RIA. Every RIA employee is expected to demonstrate the highest standards of moral and ethical conduct including placing clients’ interests ahead of their own and those of the RIA and protecting clients’ non-public personal information.

Fiduciary Duty to Clients

An investment adviser’s fiduciary obligations to its clients is not contained within the Advisers Act, but comes from views expressed by the Supreme Court in SEC v. Capital Gains Research.  Those duties are generally viewed as:

•                  Duties to Disclose — advisers have an obligation to disclose all material facts about the advisory relationship. The word ‘material’ in this context usually means that there is a substantial likelihood that a reasonable client would attach importance to it.

•                  Duties to Put Clients’ Interests First — advisers are to act only in the best interests of clients.  When there is a conflict between what would be best for the adviser versus what would be best for its client, the adviser is to always act in accordance with the client’s best interest.

•                  Duties to be Fair — advisers are to treat each client fairly; not benefit one client to disadvantage another. Advisers that manage multiple accounts with substantially similar investment objectives and restrictions, have a fiduciary obligation to treat each account fairly and not favor certain accounts over others by making different investment recommendations or decisions for different accounts.

•                  Duty of Care — advisers are to make suitable recommendations to its clients. This includes such things as before providing investment advice, make a reasonable attempt to obtain such things as a client’s personal and financial situation, investment objective, and risk tolerance.

POLICY

The RIAs’ fiduciary duty to clients includes:

•                  Making suitable recommendations based on what the client has informed us as their needs, their particular facts and circumstances (e.g., personal and financial situation), financial circumstances and investment objectives; or, if a client declines to provide such information, making recommendations using prudent assumptions about the client;

•                  Having an adequate basis/support for any and all recommendations, representations, and forecasts;

•                  Treating all clients fairly and equitably;

•                  Disclosing material facts (facts that are necessary for a client to make a fully informed decision) and conflict of interests; and

•                  Complying with applicable federal securities laws, including the Advisers Act of 1940, Gramm-Leach-Bliley (GLB) Act and the Securities Exchange Act of 1934.

In addition each RIA and its employees are subject to broad anti-fraud provisions which prohibit:

•                  employing any device or scheme to defraud a client;

•                  making any untrue and/or misleading statement to a client or omitting to state a material fact;

•                  engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client; or

•                  engaging in any manipulative act or practice with respect to a client.

A breach of any of the above duties or obligations may, depending on the circumstances, expose the RIA and its employees to federal and/or state disciplinary actions, or potential criminal and civil liability.

RESPONSIBILITY

It is the responsibility of all employees of a RIA to perform their duties in a manner described above. If in doubt, it is the RIA’s employees’ responsibility to contact the RCO with questions and/or seek guidance/clarification.

Professional Responsibilities

In addition to the fiduciary responsibilities discussed above, it is important that employees possess the requisite qualifications and attributes including experience, education, prudent judgment, and the highest standards of moral and ethical conduct.

POLICY

A RIA employee is prohibited from:

•                  Guaranteeing investment performance;

•                  Falsely stating or misrepresenting her/his credentials (e.g., professional designation);

•                  Selling products and/or services by means of any manipulative, deceptive or fraudulent device;

•                  Stating or implying that the SEC, the Department of Labor (DoL), the Financial Industry Regulatory Authority (FINRA), or any state regulatory body endorses the products/services offered by the RIA;

•                  Rendering legal or tax advice to clients;

•                  Communicating non-public information about the RIA or its affiliates to persons outside of the RIA or Morningstar, Inc.;

•                  Communicating information to clients that is based solely on rumor or speculation;

•                  Buying or selling a publicly-traded institutional client’s security while in possession of inside information about that client or tipping such inside information to others;

•                  Signing a client’s name to any document, even if the client gives permission to do so;

•                  Instructing the client to pay them directly for services rendered by the RIA;

•                  Accepting cash, checks or other forms of payment from a client that is made payable to them;

•                  Lending money to a client;

•                  Borrowing money or securities from a client;

•                  Settling a client complaint on their own;

•                  Stating or implying that the RIA’s product/service is offered by and/or that the employee works for Morningstar Inc.;

•                  Becoming a full-time employee or serving as a director of another company (limited exceptions are available); and

•                  Acquiring or deriving personal gain or profit from any business or investment opportunity that comes to her/his attention as a result of her/his duties within the RIA or their association with client.

Client’s Non-Public Personal Information

It is important that each RIA and its employees hold individual clients’ non-public, personal information strictly confidential and take all reasonable measures to preserve its confidentiality. An individual’s sensitive information includes such things as their personal and/or financial situation, the portfolio they are invested in, the transaction history of their account, and forthcoming rebalancing/reallocation decisions (collectively “sensitive information”).

POLICY

To mitigate sensitive information from being made available to unauthorized persons (i.e., persons who do not need to know such information to perform their assigned tasks or persons outside the RIA), employees, at a minimum, are to:

•                  Refrain from discussing sensitive information in public places, such as elevators, hallways, or social gatherings;

•                  Avoid use of speaker phones in areas where unauthorized persons may overhear conversations;

•                  Avoid exposing documents containing sensitive information to areas where they may be read by unauthorized persons (e.g., printers and fax machines);

•                  Store documents containing sensitive information in a secure location when they are not in use;

•                  Sign-off from all computer systems, which may contain sensitive information when you are away from your desk and utilize a password protected screensaver;

•                  Refrain from using ‘simple’ passwords (e.g., “Mstar”, “May2007”); and

•                  Exercise care in faxing sensitive information, notifying the recipient of the information by phone or e-mail that the material is being sent.

It is the RIAs’ policy to:

•                  Limit the number of employees with access to sensitive information;

•                  Place servers with sensitive information in a secure location and in a controlled environment; and

•                  Lock access to a system with sensitive information if the user fails to enter the correct password within a certain number of tries.

It is important to note that while maintaining the confidentiality of sensitive information is of utmost importance, it does not preclude employees from their duty to report any suspected illegal activities by clients and/or an intermediary (e.g., a client’s investment adviser representative) to the CCO.

Gifts

In order to maintain independence and objectivity, receiving gifts from clients and/or their representatives or giving gifts to clients and/or their representatives should be limited to those of a de minimis amount or, in certain instances, avoided completely.

DEFINITIONS:

Gifts include: (1) goods (includes gift baskets, perishable items); (2) promotional items (logo stamped chachkas) valued at more than $30; (3) entertainment (includes meals, tickets to sporting and theater events) which is extraordinary, excessive, or at which a RIA employee is not in attendance; (4) travel.

The following will not be considered a gift:

•                  Ordinary, infrequent, non-excessive business-related meals or entertainment (includes non-major sporting and theater events) with a client that is organized by the RIA and where a RIA employee is present.

•                  The business-related meal or entertainment is required to be reported via Concur, Morningstar’s electronic expense reimbursement reporting system (or its equivalent) and is to include transportation and/or lodging expenses that were incurred in conjunction with the business meal or entertainment. This report must be approved, at a minimum, by the employee’s supervisor and should list the attendees and their employer.  The expense report is to include an itemized list of clients or client representatives (including their company name and title) in attendance.

•                  Sponsorship of a marketing event by an RIA where a RIA employee(s) is present.

•                  Promotional items such as pens, notepads, golf balls, hats, and other logo-stamped chachkas whose value is $30 or less.

•                  Personal gifts such as a wedding gift, retirement gift or a congratulatory gift for the birth of a child provided they are not in relation to the business of the employer of the recipient.

•                  In determining whether a gift is “in relation to the business of the employer of the recipient,” it is the RIAs’ policy to consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the employee paid for the gift.

•                  If the RIA bears the cost of a gift, either directly or by reimbursing an employee, the gift will be counted towards the $100 limit.

NOTE: Cash gifts are strictly prohibited.

POLICY

Gifts to Clients

It is the RIAs’ policy that employees should not give a gift that is intended or would be reasonably judged to have the likely effect of causing the recipient to act in a manner that is inconsistent with their fiduciary duty or make them feel beholden to the RIA or an employee. Therefore, it is the RIAs’ policy to limit gifts to clients to $100 or less per person per calendar year. In determining the value of a gift, the cost or if that is not known, the market value should be used.  The $100 limit is exclusive of sales tax and delivery fee.  It is the RIAs’ policy that cash gifts (i.e., coins or currency) are strictly prohibited.

ADDITIONAL ITEMS OF NOTE:

In order to monitor gift giving activities, it is the RIAs’ policy that employees document, using Concur (software used by Corporate accounting), gifts given to existing or prospective clients or their representatives. This documentation should include,

•                  Recipient name(s) and their employer,

•                  a description of the gift given,

•                  cost (if actual is not known, an estimated value), and

•                  date the gift was given.

For sponsorship of a marketing event by an RIA where a RIA employee(s) is NOT present, the sponsorship value will be counted towards the $100 limit.  The RIA employee is not allowed to send cash or check directly to the event’s sponsor; the event sponsor should send an invoice to the RIA’s Marketing Director (or equivalent position) for processing.

For a gift sent to multiple recipients, the value of the gift is to be pro-rated for purposes of the $100 limit. For example, if a gift basket valued at $250 is sent to a client’s marketing department that consist of five employees, for purposes of the $100 limit, each person will be reflected as receiving a $50 gift.  Promotional items such as pens, notepads, golf balls and other logo-stamped chachkas whose value is $30 or less will not be counted toward the $100 limit. However, promotional items valued at greater than $30 will count toward the $100 limit even if such items are stamped with the RIA’s logo.

Lastly, each RIA and its employees need to be careful not to run afoul of peripheral regulations — like the federal Foreign Corrupt Practices Act, which allows only low-value gifts to overseas officials, political parties, and candidates.

Gifts to Clients — Summary

Decision Tree — Gifts to Clients

Is the item intended to be given a gift as defined by the Policy?

•                  NO — Can provide to client. Must report activity on an Expense Report

•                  YES — Is the gift cash?

•                  YES — STOP; Policy Prohibits

•                  NO — Is the gift over $100

•                  YES — STOP; Policy Prohibits

•                  NO - Is gift a promotional item under $30?

•                  YES — Can give gift. Does not count toward client’s $100 limit

•                  NO — Given this client a gift during this calendar year?

•                  NO — Allowed. Report on an Expense Report via Concur

•                  YES — Has client already reached its $100 limit?

•                  YES — STOP; Policy Prohibits

•                  NO — Will the value of this gift exceed client’s $100 limit?

•                  YES — STOP; Policy Prohibits

•                  NO — Allowed. Report on an Expense Report via Concur

If in doubt or if a specific situation is not covered above, please contact your RCO.

Gifts from Clients

It is the RIAs’ policy that employees may not accept, directly or indirectly, from clients gifts that are in excess of $100 per calendar year per client.

•                  This restriction does not include an occasional, non-excessive business meal, tickets to a non-major sporting event or other similar entertainment as long as a client representative is present. However, an employee must report their attendance at such event, including the name of the client, the date of the event and the type of activity that took place (i.e., business meal, baseball game) to the RIA’s compliance officer, via the Gift and Entertainment Reporting Form.

•                  It is the RIAs’ policy not to accept any gift — even if it is under $100 —if it is intended or could be reasonably judged as causing us to act in a manner that is inconsistent with our fiduciary duty or make us feel beholden to the client or their representatives.

•                  Receipt of cash gifts are strictly prohibited at any amount.

•                  Promotional items such as pens, notepads, golf balls, hats, and other logo-stamped chachkas of the client whose value is $30 or less are not counted against the $100 limit.

•                  In the event that a gift is sent unbeknownst to an employee by mail or by overnight carrier, the employee is to contact their supervisor immediately. If the value is estimated to be $100 or more, the supervisor will arrange for the return of the gift to the offeror or for the gift to be donated to a charity. In addition, the supervisor will document the name of the client who sent the gift, the date the gift was received, description of the gift, and the date it was sent back to the offeror or given to charity (if the latter, document the name of the charity). Supervisors are to maintain such records and have them readily available should they be requested by Compliance. If feasible, gifts under $100 should be shared with all employees.

Each RIA employee is prohibited from actively soliciting for themselves or the RIA gifts, meals, entertainment or travel expenses from a client, service provider, fund company or any other entity with which the RIA does business.

It is the RIAs’ policy for employees not to accept gifts directly from fund companies or exchange-traded funds (ETF) sponsors, including their distributors, investment advisers/sub-advisers, or brokerage firms unless they are promotional items estimated to be under $30.  Likewise, it is the RIAs’ policy for employees not to accept offers from fund companies or ETF sponsors, including their distributors, investment adviser/sub-advisers, or brokerage firms to pay travel, hotel and/or other costs associated with a seminar attended by the employee.

In order to monitor gifts received, it is the RIAs’ policy that employees document gifts received from clients on the Gift and Entertainment Form. This Form — to be submitted to the RIA’s compliance officer at a minimum quarterly — is to include, at a minimum,

•                  offeror’s name(s) and their employer,

•                  a description of the gift received,

•                  cost (if actual is not known, an estimated value), and

•                  date the gift was received.

Decision Tree - Gift Received Directly from Client

Did employee receive a gift as defined by the Policy?

•                  NO — Employee must report activity attended to supervisor.

•                  YES — Is the gift cash?

•                  YES — STOP; Employee can not accept.

•                  NO — Is gift a promotional item estimated to be under $30?

•                  YES — Employee can accept gift. Gift does not need to be reported on a Gift and Entertainment Form.

•                  NO - Is gift from a fund company, ETF sponsor, etc.?

•                  YES — STOP; Employee can not accept.

•                  NO — Has employee received gift previously from this client this calendar year?

•                  NO — Employee can accept gift. Complete Gift and Entertainment Reporting form.

•                  YES — Would accepting this gift cause the $100 limit to be exceeded?

•                  YES — STOP; Employee can not accept.

•                  NO — Employee can accept gift. Must fill out Gift and Entertainment Reporting form.

Decision Tree - Gift Received in Mail/Overnight Carrier

Is the gift received cash?

•                  YES — STOP; Employee can not accept. Contact supervisor immediately.

•                  NO — Is gift estimated to be $100 or more?

•                  YES - STOP; Employee can not accept. Contact supervisor immediately.

•                  NO — Is gift a perishable item or some other food product (e.g., popcorn)?

•                  YES — Make gift available to all RIA employees and complete a Gift and Entertainment Reporting form.

•                  NO - Is gift a promotional item under $30?

•                  YES — Employee can accept gift.

•                  NO — Has employee received gift previously from this client this calendar year?

•                  NO — Allowed. Complete Gift and Entertainment Reporting form.

•                  YES — Does gift cause the $100 limit to be exceeded?

•                  YES — STOP; Employee can not accept gift.

•                  NO — Allowed. Complete Gift and Entertainment Reporting form.

If in doubt or if a specific situation is not covered above, please contact your RCO.

Conflicts of Interest

As a fiduciary, investment advisers have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interests and by fully disclosing all material facts concerning any conflict that may arise with respect to any client.

In general, conflicts of interests are those situations when the interests of the employee/firm differ from the interests of the client.  A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to a client or clients.

POLICY

Conflicts of interests are to be disclosed, at a minimum, within the RIA’s Form ADV, Part II and the RIA’s Overview (substitute for Form ADV, Part II). Other means of such disclosure may include marketing materials and/or verbal communications with clients or prospective clients.

It is the RIAs’ policy not to favor the interests of one client or one group of clients over others (e.g., larger accounts over smaller accounts, accounts of employees and/or their immediate family over all other accounts, and accounts which produce higher compensation for the adviser over the others that do not).

It is the RIAs’ policy that each employee promptly reports to Compliance any situation or transaction which they believe involves an actual or potential conflict of interest.

It is the RIAs’ policy to strictly prohibit employees from using knowledge about pending or currently considered securities transactions for clients to profit personally either directly or indirectly, including by purchasing or selling such securities.

Personal Security Transactions/Holdings

The personal security records required under Rule 204A-1 are intended as a means of bringing inappropriate trading practices to light. It requires, among other things, an “access person” to report to the RCO (or her/his designee) a list of “reportable securities” in which they have a “beneficial ownership” in and transactions made in “reportable securities”. The timing of those reports is as follows:

•                  Transactions — Quarterly - Within 30 calendar days after a calendar quarter end, or the date specified by Compliance, each “access person” must report any transaction made in a “reportable security” during the previous quarter in which they have a “beneficial ownership”.

•                  Holdings — Initially and Annually - Within ten days of becoming an “access person” (e.g., once they become employed by the RIA) and annually thereafter, employee must provide an inventory of all “reportable securities” in which they have a “beneficial ownership”.

Definitions

•                  “Access person” is defined as a ‘supervised’ person who:

•                  Is an officer of the RIA,

•                  makes or participates in making investment recommendations to clients, or

•                  has the ability to access nonpublic information regarding a client’s security holdings including what recommendations were given or will be given to them and what securities they currently hold or will be holding.

‘Supervised’ Person is (i) an officer of the RIA, (ii) an employee of the RIA, (iii) a non-employee that gives advice to RIA clients on behalf of the RIA.

At the CCO’s discretion, consultants, independent contractors, or interns used by the RIA whose duties may expose them to (2) and/or (3) above may be deemed an access person.

•                  “Reportable securities”, include:

•                  stocks,

•                  municipal or corporate bonds,

•                  derivatives (e.g., options, futures),

•                  closed-ends funds,

•                  Exchanged Traded-Funds (ETFs),

•                  529 Plans (the plan itself, not the plan’s underlying holdings which typically are mutual funds),

•                  hedge funds,

•                  restricted stock units (at the time the units vest)

•                  private placements,

•                  open-end mutual funds in which the RIA is an investment adviser or sub-adviser to (please contact the CCO or your RCO for the list of those funds), and

•                  unit investment trust in which the RIA is an investment adviser or sub-adviser to (please contact the CCO or your RCO for the list of those funds).

•                  “Reportable securities”, do not include:

•                  Direct obligations of the Government of the United States (e.g., U.S Treasury Bonds);

•                  Money market instruments such as bank certificates of deposit, commercial paper, and high quality short-term debt instruments (which is an instrument having a maturity of less than 366 days and is rated in one of the highest two rating categories by a NRSRO);

•                  Shares in open-end mutual funds including money market funds (except for those in which the RIA is an investment adviser or sub-adviser);

•                  Units in a unit investment trust (except for those in which the RIA is an investment adviser or sub-adviser) which includes separate accounts supporting an insurance company’s variable insurance contracts, like for example a variable annuity;

•                  Cashless exercise of an employee’s Morningstar, Inc. stock options; and

•                  Employee’s restricted stock grants of Morningstar, Inc. stock.

•                  In addition to “reportable securities” that may be at a brokerage firm and/or a bank, “reportable securities” also include those that are within a brokerage window of a 401(k) plan. However, “reportable securities” excludes those held in accounts in which you have “no direct or indirect influence or control” such as an account over which you have delegated the authority to a financial professional to make trades without first seeking your authorization (i.e., discretionary accounts) or are affected through an automatic investment plan.

•                  “Beneficial ownership” is where an access person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction. Generally, this includes reportable securities that are owned by immediate family members residing in your home (e.g., a reportable security held in an account that is under your spouse or partner’s name).

POLICY

All “access persons” will be required to submit quarterly a Personal Security Transaction Report to Compliance. Those persons having no “reportable securities” for the quarter must state that fact on their reports by writing “NONE”, fill in the reporting date and their name, sign and submit the report to Compliance.

All “access persons” will be required to submit an Annual Holdings Report to Compliance once every 12 months. Those persons having no “reportable securities” must state this fact on their reports by writing “NONE”, fill in the reporting date and their name, sign and submit the report to Compliance.

All “access persons” will be required to obtain written approval from the CCO prior to participating in an initial public offering (“IPO”) or investing in a private placement (which includes hedge funds).

All employees are prohibited from executing a transaction in a “reportable security” when it is listed on Morningstar, Inc.’s Restricted List.  The Restricted List is updated continuously and is available on the Pond under the “Restricted Investments” section located at the lower right-hand side of the web page.

It is the RIAs’ policy that Compliance has the right to request from an employee or employees duplicate trade confirmations and/or account statements for a given period.

See Exhibit A at the end of this manual for “Frequently Asked Questions regarding Personal Securities Transaction Reports”.

Insider Trading

Like many active market participants, investment advisers may have access to material information that has not been publicly disseminated. In order to combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act. Section 204A requires an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading.

Violations of insider-trading laws have occurred when persons traded on nonpublic information such as:

•                  a company had sustained its first and unexpected loss;

•                  substantial change, both positive and negative, in a company’s earnings projections; or

•                  a tender offer to be made for a company’s securities above the market price.

Legal sanctions have been applied to:

•                  persons inside a company who traded the stock;

•                  persons inside the company who told persons outside the company who traded the stock.

Although the term “Insider Trading” is not defined under federal securities law, it is generally considered to mean:

•                  The use of material, nonpublic information to trade securities; or

•                  The communication of material nonpublic information to others.

•                  In this context, information is “material” if there is a substantial likelihood a reasonable investor would consider the information important in making a securities-related decision. Positive or negative information may be material.

•                  Information is “non-public” if it has not been disseminated in a manner making it available to investors generally.

“Awareness” Standard

An employee will be liable for securities bought or sold while being “aware” of inside information except in the following three (3) situations:

•                  The employee can demonstrate that before becoming aware of the inside information, the employee entered into a binding contract to trade that security;

•                  The employee provided instructions to a broker/financial adviser to execute a trade before becoming aware of inside information;

•                  The employee adopted, and had previously adhered to, a written plan specifying purchases or sales of a security prior to becoming aware of inside information.

POLICY

It is the RIAs’ policy to strictly prohibit employees from trading while in possession of material, nonpublic information. Employees are also strictly prohibited from communicating material nonpublic information to others.

In order to reduce the possible misuse of inside information, it is the RIAs’ policy to have employees follow these guidelines:

•                  If an employee receives inside information, they must immediately notify their supervisor and the RCO.

•                  Except as noted in the above bullet point, no employee may communicate inside information to others (i.e., no tipping).

•                  No employee may trade in a security while in possession of inside information about that security or the issuer of that security.

•                  No employee is allowed to trade securities of issuers contained on the Restricted List.

•                  To prevent sensitive information from being made available to unauthorized persons; the following guidelines should be followed:

•                  Refrain from discussing sensitive information (which would include any upcoming rebalancing/reallocation) in public places, such as elevators, hallways, or social gatherings;

•                  Avoid use of speaker phones in areas where unauthorized persons may overhear conversations;

•                  Avoid placing documents containing sensitive information in areas where they may be read by unauthorized persons;

•                  Store documents containing sensitive information in a secure location when they are not in use.

•                  Sign-off from all computer systems, which may contain sensitive information when you are away from your desk and utilize a password protected screensaver.

Firm’s Confidential Information

No employee shall disclose confidential information concerning the RIA or its affiliates to anyone outside the RIA or Morningstar, Inc. without the prior approval of the CCO. Employees can disclose to clients information contained within Morningstar, Inc.’s 10-Q, 10-K, or 8-K including, if applicable, the status of regulatory investigations of the RIA or its affiliates.

In addition, any request for information that is not generally released in the normal course of business, should be referred to the CCO for determination as to whether or not such request will be fulfilled.

Requests from or Visits by Regulatory Authorities

All contacts, inquiries, or requests — written or oral — for information or documents by governmental or self-regulatory authorities (e.g., SEC, DoL, FINRA), should be reported immediately to the CCO. In the case of telephone requests, the employee receiving the request should obtain the name, agency, address, and telephone number of the representative making such request.

Subpoenas or Other Legal Process

Only officers of a RIA may accept a subpoena or other legal process related to the RIA. If a non-officer employee is attempted to be served, they must immediately contact the CCO.

Reporting Violations

Each employee is required to promptly report to the CCO any Code of Ethics violations that come to their attention. A Code of Ethics violation may be reported to the CCO either in writing or verbally.  In lieu of reporting directly to the CCO, an employee may report a Code of Ethics violation using the Global Compliance website (www.integrity-helpline.com/morn.jsp) or by calling 1-800-555-8316.

POLICY

Upon notification of an alleged violation, the CCO will investigate the matter fully. Once the CCO is satisfied that she/he has all the necessary facts, the applicable RIA President will be provided a recommendation as to what action should be taken. If the alleged violation relates to the RIA’s President, the CCO will provide a recommendation to the parent company’s CEO and/or General Counsel. The following are some general guidelines a CCO may follow if a violation has been determined:

•                  Individual’s 1st violation — written warning to the individual.

•                  Individual’s 2nd violation — written document to the individual’s supervisor and the President, with a copy to be provided to the individual and her/his supervisor, requesting that disciplinary action be taken.

•                  Individual’s 3rd violation — written document to the President, with a copy to be provided to the individual and her/his supervisor, requesting that the individual be terminated.

Exhibit A

FAQ:  Your Personal Securities Compliance Reports

Because Ibbotson Associates, Inc., Ibbotson Associates Advisors, LLC, Morningstar Associates, LLC and Morningstar Investment Services, Inc. are registered investment advisors (RIAs), certain employees are required to report certain trading activities to the Compliance Department. These employees are required to report these activities in quarterly transaction and annual holdings reports.

The following is a list of questions that are frequently asked about the quarterly transaction reports and the annual holdings reports.

1.              Who needs to report their holdings?  Why?

Employees who are considered “access persons” are required to report their personal securities activity.  An access person is someone who (1) is an officer of the RIA; (2) participates in making investment recommendations to clients; or (3) has the ability to access nonpublic information regarding client holdings, including what recommendations were given and what securities they currently hold.  Even if your job duties do not fall into any of these three categories, you may still be considered an access person if your job duties could potentially expose you to certain nonpublic information in the future.  For example, an employee in a sales or client relationship role may not currently fit into any of these three categories, but may require access to recommendations made to a client in order to resolve a question or issue.

These reports are required by Rule 204A-1 of the Investment Advisers Act of 1940 (the “Code of Ethics” Rule).  They are designed to detect inappropriate trading practices and prevent conflicts of interest that would impair our ability to act in the best interests of our clients.

2.              What holdings do I need to report?  Are there any that can be excluded?

The securities that need to be reported include stocks, municipal or corporate bonds, options, futures, closed-end mutual funds, ETFs, hedge funds, 529 plans (see #4 below), restricted stock units (see #6 below) and private placements (see #9 below). One exception, however, is if you have no influence or control over the transactions made in your account — for instance, if your account is managed by an investment professional with the authority to make trades in your account without your prior authorization (i.e., discretionary managed accounts).

Generally speaking, open-end mutual funds and unit investment trusts (UITs) do not need to be reported, unless the RIA you work for serves as a consultant or sub-advisor to the mutual fund or UIT.  A current list of these funds can be obtained from the Compliance Department.

Other securities that do not need to be reported are government bonds, money market instruments (for example, CDs, commercial paper, etc.), the cashless exercise of stock options (see #6 below), and the initial granting of restricted stock units (see #6 below).

If you have any securities that are not covered here, please check with the Compliance Department on whether they need to be reported.

3.              Do I need to include holdings and transactions in my spouse’s accounts?  What about custodial accounts for my children?

Yes.  You are required to report holdings in all accounts in which you have “beneficial ownership.”  Beneficial ownership means that you have the opportunity to benefit from the account, either directly or indirectly.  Generally, this includes accounts owned by immediate family members residing in the same household (for example, your spouse and children).  It could also include accounts for which you have authority as a trustee, custodian or power-of-attorney.

4.              How do I report 529 plans?

Since the underlying holdings of 529 plans are typically open-end mutual funds, it isn’t necessary to report the individual holdings within the plan.  And since these plans often provide for periodic additions throughout the year, it isn’t necessary to report these additions as transactions on your quarterly report.  However, you do need to report the total assets in the plan.  If you have a 529 plan at the time you file an initial holdings report, you should report the total value of the plan as part of your holdings.  If you subsequently establish a new plan, note the initial deposit on your quarterly transaction report.  Thereafter, the total value of the plan should be reflected on your annual holdings report at the end of the year.

5.              Do I need to include my IRA or 401(k) accounts?

The type of account isn’t as much of a factor as the holdings within the account.  If you have reportable securities (See #2 above) within your IRA or 401(k) account, or any other type of account, you should report them.  One exception, however, is if you have no influence or control over the transactions made in your account — for instance, if your account is managed by an investment professional with the authority to make trades in your account without your prior authorization (i.e., discretionary managed accounts).

6.              How do I report changes in my holdings that are the result of a merger or acquisition?

In the current economic environment, there have been a number of mergers and acquisitions, particularly in the financial industry.  For example, Bank of America acquired Countrywide in 2008.  As a result of the acquisition, each share of CFC stock was converted to 0.1822 shares of BAC stock.  These types of transactions should be reported on your quarterly transaction report to assist the Compliance Department with its year-end reconciliation.  List both the number of shares relinquished and the number of shares which replace the relinquished stock with a transaction type of “Other,” and provide information on the transaction, such as “5,000 shares of CFC converted to 911 shares of BAC.”

7.              How do I report Morningstar stock options and restricted stock units?

If you exercise a stock option and retain the stock, that transaction should be reported on your quarterly transaction report, and the shares should be reflected in your year-end annual holdings report.  If you perform a cashless exercise of your stock option (that is, if you exercise the option through a broker and the shares are immediately sold for cash), this transaction does not need to be reflected in your quarterly transaction report.

Typically, employees receive a grant of restricted stock units (RSUs), the ownership of which vests over a period of several years.  For example, you may receive an initial grant of 20 RSUs, which vests at the rate of 5 shares per year over the next 4 years.  You only need to report the stock when your ownership in the shares vests and you have control over the shares.  In other words, you don’t need to report the initial RSU grant when it is received, but when your ownership in shares has vested, the shares should be reported on your quarterly transaction report during the quarter in which they vest.

8.              What does the Compliance Department do with these reports?

We are required to maintain these reports as part of our books and records.  They could be, and often are, reviewed by SEC examiners during periodic audits.  Therefore, accuracy and completeness is very important.  If our records are not complete, it could result in a deficiency finding in an SEC exam.

On an annual basis, the Compliance Department performs a reconciliation of holdings.  We start with the holdings reported on your prior year’s annual holdings report (or your initial holdings report if you were hired during the past year), and factor in the transactions reported on your quarterly reports during the year to calculate the holdings reflected by these activity reports.  We then compare the calculated holdings with the holdings reported your most recent annual holdings report.  If the numbers don’t match up, we’ll be contacting you to explain the discrepancies.

9.              What about privacy concerns?

We understand privacy concerns and any reluctance to provide confidential information.  We strive to protect your personal information.  Since we are required to gather this information under Rule 204A-1, we could require all employees to provide us with duplicate copies of all account statements and trade confirmations.  However, recognizing that these types of documentation contain account numbers and also may contain information on securities that are not required to be reported, our current reporting practice is designed to limit the amount of confidential information we gather while still meeting our compliance requirements.  You should be aware that if we have concerns about the accuracy and completeness of the reports received, we may require you to provide duplicate account statements and trade confirmations, either for a given time period or on an ongoing basis, in order to effectively enforce our Code of Ethics requirements.

10.       What procedures do I need to follow when purchasing securities?

You should always check the restricted securities list prior to placing any trades.  The restricted security list can be found on The Pond.  If the security you wish to trade is on the list, you will need to wait until the restriction is lifted before completing your trade.  Also, for trades of Morningstar stock, keep in mind that you must observe any blackout periods.  Due to these restrictions, it is a good idea to avoid limit orders whenever possible to reduce the risk that you may inadvertently trade in a restricted security.

Also keep in mind that if you intend to participate in an initial public offering (IPO) or invest in a private placement, you must obtain written approval from the chief compliance officer before initiating the investment.

If you have further questions…

If you have additional questions that are not answered above or in the policy, please feel free to contact your compliance team.